Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

RESTATED CERTIFICATE OF INCORPORATION

OF

SITIO ROYALTIES CORP.

This certificate of amendment (this “Certificate of Amendment”), dated May 17, 2024, has been duly executed and is filed pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) to amend the Restated Certificate of Incorporation, filed on December 28, 2022 (the “Certificate of Incorporation”), of Sitio Royalties Corp., a Delaware corporation (the “Corporation”), under the DGCL.

1. The name of the Corporation is Sitio Royalties Corp.

2. This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

3. The Certificate of Incorporation is hereby amended so that Article XI is amended and restated in its entirety to read as follows:

“The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Restated Certificate in its present form or as hereafter amended are granted subject to the rights reserved in this Article XI. Notwithstanding anything to the contrary contained in this Restated Certificate or the Bylaws, and notwithstanding that a lesser percentage or vote may be permitted from time to time by applicable law, no provision of this Restated Certificate may be altered, amended or repealed in any respect, nor may any provision of this Restated Certificate or of the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Restated Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.”

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation as of the date first written above.

By:	/s/ Brett Riesenfeld
Name:	Brett Riesenfeld
Title:	Executive Vice President, General Counsel and Secretary

SIGNATURE PAGE TO

CERTIFICATE OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION OF

SITIO ROYALTIES CORP.